SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        -------------------------------

                                 AMENDMENT NO. 7
                                       TO
                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934


                             TEXFI INDUSTRIES, INC.
                                (Name of Issuer)

                     Common Stock, $1.00 par value per share
                         (Title of Class of Securities)

                                   882895 10 5
                                 (CUSIP Number)

                          William L. Remley, President
                             Chadbourne Corporation
                                680 Fifth Avenue
                                    8th Floor
                            New York, New York 10019
                                   (212) 931-5200
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                    Copy to:
                             Robert W. Ericson, Esq.
                                Winston & Strawn
                                 200 Park Avenue
                                   Suite 4200
                            New York, New York 10166
                                  (212) 294-6700

                                  May 20, 1999
                 (Date of Event Which Requires Filing Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: / /

Check the following box if a fee is being paid with this statement.   /  /

CUSIP No. 882895 10 5
--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSONS:                           Chadbourne Corporation
     SS or IRS. IDENTIFICATION NO. OF ABOVE PERSON:

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) X
                                                                  (b)
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
                                                                  n/a
--------------------------------------------------------------------------------
5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED    7.   SOLE VOTING POWER         - 0 -
BY EACH REPORTING PERSON WITH
                                       ----------------------------------------
                                       8.   SHARED VOTING POWER       - 0 -
                                       ----------------------------------------
                                       9.   SOLE DISPOSITIVE POWER    - 0 -
                                       ----------------------------------------
                                       10.  SHARED DISPOSITIVE POWER  - 0 -
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 -
--------------------------------------------------------------------------------
12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

CUSIP No. 882895 10 5
--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSONS:                    Mentmore Holdings Corporation
     SS or IRS.IDENTIFICATION NO.OF ABOVE PERSON:

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) X
                                                                 (b)
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
                                                                  n/a
--------------------------------------------------------------------------------
5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED        7.   SOLE VOTING POWER         - 0 -
BY EACH REPORTINGPERSON WITH
                                           -------------------------------------
                                           8.   SHARED VOTING POWER       - 0 -
                                           -------------------------------------
                                           9.   SOLE DISPOSITIVE POWER    - 0 -
                                           -------------------------------------
                                           10.  SHARED DISPOSITIVE POWER  - 0 -
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 -
--------------------------------------------------------------------------------
12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

CUSIP No. 882895 10 5
--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSONS:                                Halton House Ltd.
     SS or IRS. IDENTIFICATION NO. OF ABOVE PERSON:

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) X
                                                               (b)
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
                                                               n/a
--------------------------------------------------------------------------------
5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Bahamas
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED       7.   SOLE VOTING POWER           - 0 -
BY EACH REPORTING PERSON WITH
                                          --------------------------------------
                                          8.   SHARED VOTING POWER         - 0 -
                                          --------------------------------------
                                          9.   SOLE DISPOSITIVE POWER      - 0 -
                                          --------------------------------------
                                          10.  SHARED DISPOSITIVE POWER    - 0 -
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 -
--------------------------------------------------------------------------------
12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

CUSIP No. 882895 10 5
--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSONS:                                William L. Remley
     SS or IRS. IDENTIFICATION NO. OF ABOVE PERSON:

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) X
                                                               (b)
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
                                                               n/a
--------------------------------------------------------------------------------
5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     USA
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED     7.   SOLE VOTING POWER           - 0 -
BY EACH REPORTING PERSON WITH
                                        ----------------------------------------
                                        8.   SHARED VOTING POWER         - 0 -
                                        ----------------------------------------
                                        9.   SOLE DISPOSITIVE POWER      - 0 -
                                        ----------------------------------------
                                        10.  SHARED DISPOSITIVE POWER    - 0 -
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 -
--------------------------------------------------------------------------------
12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP No. 882895 10 5
--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSONS:                  The Halton Declaration of Trust
     SS or IRS.IDENTIFICATION NO.OF ABOVE PERSON:

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) X
                                                                (b)
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
                                                                n/a
--------------------------------------------------------------------------------
5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Bahamas
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED     7.   SOLE VOTING POWER          - 0 -
BY EACH REPORTING PERSON WITH
                                        ----------------------------------------
                                        8.   SHARED VOTING POWER        - 0 -
                                        ----------------------------------------
                                        9.   SOLE DISPOSITIVE POWER     - 0 -
                                        ----------------------------------------
                                        10.  SHARED DISPOSITIVE POWER   - 0 -
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 -
--------------------------------------------------------------------------------
12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

CUSIP No. 882895 10 5
--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSONS:                         Bahamas Protectors, Ltd.
     SS or IRS. IDENTIFICATION NO. OF ABOVE PERSON:

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a) X
                                                        (b)
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
                                                        n/a
--------------------------------------------------------------------------------
5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Bahamas
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED     7.   SOLE VOTING POWER         - 0 -
BY EACH REPORTING PERSON WITH
                                        ----------------------------------------
                                        8.   SHARED VOTING POWER       - 0 -
                                        ----------------------------------------
                                        9.   SOLE DISPOSITIVE POWER    - 0 -
                                        ----------------------------------------
                                        10.  SHARED DISPOSITIVE POWER  - 0 -
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 -
--------------------------------------------------------------------------------
12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

SCHEDULE 13D

Item 1.    Security and Issuer.

           This Amendment No. 7, filed jointly by Chadbourne Corporation ("Chadbourne"), Halton House Ltd. ("Halton Ltd."), The Halton Declaration of
Trust ("Halton Trust"), Bahamas Protectors, Ltd. ("Bahamas Protectors"), Mentmore Holdings Corporation ("Mentmore") and William L. Remley ("Remley") (collectively, the "Reporting Persons"), amends and supplements the statement on
Schedule 13D, as previously amended (this "Schedule"), filed jointly by Chadbourne, Halton Ltd., Halton Trust and Bahamas Protectors relating to shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Texfi Industries, Inc. (the "Issuer"). Any capitalized term used without definition shall have the same meaning previously ascribed to it in this Schedule.

Item 5.    Interest in Securities of the Issuer.

           On April 22, 1999, the Reporting Persons reported that they had sold 1,470,671 shares of Common Stock, and 1,200,000 options to acquire shares of Common Stock for an aggregate purchase price of $3,431,123. Such report was premature. Although the Reporting Persons had concluded that the sale of the Common Stock and Options was complete, the Purchaser wished to negotiate further matters before it deemed the sale closed. Such matters were concluded on May 20, 1999, and the sale was completed on such date at the price set forth above. Such dispositions were executed in a private sale. Such sales of Common Stock and Options to acquire Common Stock by the Reporting Persons reduced the Reporting Persons' beneficial ownership of Common Stock to zero.

Item 7.    Material to Be Filed as Exhibits.

            Exhibit                              Description

            99.5                                 Joint filing agreement.

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned hereby certifies that the information set forth in this amendment is true, complete and correct.

Dated: May 20, 1999

                                        CHADBOURNE CORPORATION


                                        By:      /s/ William L. Remley
                                        Name:    William L. Remley
                                        Title:   President

                                        HALTON HOUSE, LTD.


                                        By:      /s/ William L. Remley
                                        Name:    William L. Remley
                                        Title:   President

                                        THE HALTON DECLARATION OF TRUST

                                        By:      Bahamas Protectors, Ltd.

                                                 By:       /s/Gary R. Siegel
                                                 Name:     Gary R. Siegel
                                                 Title:    Attorney-in-Fact

                                        BAHAMAS PROTECTORS, LTD.


                                        By:      Gary R. Siegel
                                        Name:    Gary R. Siegel
                                        Title:   Attorney-in-Fact

                                        MENTMORE HOLDINGS CORPORATION


                                        By:      /s/ William L. Remley
                                        Name:    William L. Remley
                                        Title:   President


                                        /s/ William L. Remley
                                        WILLIAM L. REMLEY